Exhibit 10.3

SEPARATION, RESTRICTIVE COVENANTS, AND CONSULTING AGREEMENT

This SEPARATION, RESTRICTIVE COVENANTS, AND CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of the 21st day of October, 2016 (the “Execution Date”) to be effective as of September 19, 2016 (the “Effective Date”) by and between: (a) Jack Cooper Holdings Corp. (the “Company”; and, together with its parent company and its direct and indirect subsidiaries, the “JC Companies”); and (b) Michael S. Testman, an individual and resident of the state of Missouri (“Executive”).  This Agreement is made under the following circumstances and understandings of the parties hereto:

WHEREAS, the Company (f/k/a IEP Carhaul LLC) and Executive are parties to that certain Employment Agreement, dated February 18, 2010 and as amended by that certain First Amendment to Employment Agreement dated May 8, 2014 (the “Employment Agreement”), the term of which has expired;

WHEREAS, Executive has been a director, officer, and/or employee of one or more JC Companies since April 1, 2010;

WHEREAS, Executive desires to voluntarily resign from the office of Chief Financial Officer and employment with the Company and, at the same time, voluntarily resign from all of his positions with JC Companies, except as non-employee director of Jack Cooper Enterprises, Inc. and Jack Cooper Holdings Corp. (collectively, the “Resignation”);

WHEREAS, in connection with the Resignation, the parties hereto desire to agree to a separation package, conditioned upon the terms and conditions of this Agreement;

WHEREAS, Executive and the Company desire to agree to certain restrictive covenants as set forth herein; and

WHEREAS, Executive desires to provide to the Company certain consulting services as set forth herein.

NOW, THEREFORE, in consideration of the premises, which are incorporated and made part of this Agreement, the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Separation Consideration.  In exchange for the promises contained in and subject to and conditioned upon the terms and conditions of this Agreement (including, without limitation, Section 3 (General Release and Waiver of Claims), Section 4, Non-Competition, Non-Solicitation, and Other Restricted Activities), and Section

6 (Confidentiality)), the Company shall cause to be delivered to Executive the following separation consideration (the “Separation Consideration”):

(a)                                 Separation Payments.  The Company shall pay Executive a gross total of Four Hundred and Eighty Thousand U.S. Dollars ($480,000), less applicable deductions and withholdings (each being a “Separation Payment,” or together the “Separation Payments”), due and payable in twenty-four (24) equal monthly installments of Twenty Thousand U.S. Dollars ($20,000) per month (less applicable deductions and withholdings), beginning October 2016 and continuing monthly in accordance with the Company’s normal payroll practices for executives, and in no case no later than the last day of each month.  The final Separation Payment shall be made in September 2018. See Attachment A for payment schedule.

(b)                                 Benefits.  Company agrees to continue Employee’s medical benefits through October 31, 2016.

(c)                                  Taxes.  Executive understands and acknowledges that any payment pursuant to Sections 1(a) through (b) above shall be appropriately reported to the IRS and shall be subject to all deductions and withholdings required by law.

2.                                      Termination of Employment; Resignation from All Positions.

(a)                                 Executive’s employment with the Company shall be terminated as of September 19, 2016 (the “Separation Date).  Executive acknowledges and agrees that, except for the Separation Consideration and any compensation, benefits, bonuses, or other consideration provided Executive related to his role as a non-employee director, he shall not receive or be entitled to any compensation, bonuses, benefits, or other consideration from the Company or any other JC Company, and he waives all rights to such consideration from the Company or any other JC Company.

(b)                                 Any benefits previously provided to Executive under the terms of his employment with the Company or any other JC Company, including, without limitation, fringe and retirement benefits, shall cease on the Separation Date and not continue in any manner unless otherwise expressly provided in this Agreement or by law.

(c)                                  Executive shall and hereby does resign from all positions as director, officer, employee, or otherwise of the Company and all other JC Companies, except as non-employee director of Jack Cooper Enterprises, Inc. and Jack Cooper Holdings Corp. effective as of the Separation Date.   Any compensation related to Executive’s role as non-employee director will be established according to the rules or by-laws of the Board of Directors of the Company and payment for services as a non-employee member of the Board of Directors will be made according to the Board of Directors’ normal pay practices for non-employee members of the Board of Directors.

3.                                      General Release and Waiver of Claims.

(a)                                 As used in this Agreement, the term “Releasees” means the JC Companies and any one or more of the successors, assigns, and current and former shareholders, LLC members, partners, directors, LLC managers, trustees, officers, employees, agents, and representatives of the JC Companies.

(b)                                 As used in this Agreement, the term “Claim” shall mean any and all claims made, to be made, or which might have been made of whatever kind or nature from the beginning of time to and including the Execution Date, including, but not limited to, those that arose as a consequence of Executive’s employment with the Company or any other JC Company and the termination thereof, any conduct, practice, policy, omission, or agreement of the JC Companies, or arising out of any acts committed or omitted during or after the existence of the employment relationship, all up through and including the Execution Date, including, but not limited to, actions in common law, in equity, contract, or tort, including, but not limited to, claims for back pay, front pay, wages, bonuses, fringe benefits, any form of discrimination, emotional distress, breach of any oral, written, or implied contract, pain and suffering, physical injuries, compensatory or punitive damages, interest, attorney’s fees, severance pay, vacation pay, deferred compensation, commissions, liquidated damages, sick pay, disability pay, and/or any other benefit.  The word “Claim,” shall not include alleged breaches by the Company of this Agreement.

(c)                                  As a material inducement to the Company to enter into this Agreement and pay the Separation Consideration, Executive, on behalf of himself and his successors, assignees, agents, representatives, attorneys, beneficiaries, heirs, and personal representatives (collectively, the “Releasors”), hereby: (i) knowingly, voluntarily, irrevocably, unconditionally, and absolutely releases, waives, relinquishes, remises, acquits, and forever discharges and agrees not to sue the JC Companies or any of the other Releasees on any and all Claims against the JC Companies or any of the other Releasees, whether known or unknown, which have arisen or could have arisen in any manner as of the Execution Date; (ii) represents that he has not filed any Claim against the JC Companies or any of the other Releasees; (iii) agrees that he will not hereafter file any Claim against the JC Companies or any of the other Releasees or seek any compensation for any Claim other than the

Separation Consideration, and that if any agency or court assumes jurisdiction over any Claim against the JC Companies or any of the other Releasees on behalf of or otherwise for the benefit of Executive, he will direct that agency or court to withdraw from or dismiss with prejudice the Claim.  Nothing in this Section 3 is intended to preclude Executive from pursuing claims for alleged breaches by the Company of this Agreement nor does anything in this Section 3, in any way, limit ability to communicate with local, state, or federal agencies or governmental organizations including but not limited to the Equal Employment Opportunity Commission, Securities and Exchange Commission, the Office of Safety and Health Administration, and Department of Labor. Additionally, nothing in this Section 3 shall prejudice any of Executive’s rights and coverages under the Company’s Directors and Officers Liability Insurance policy or policies.

4.                                      Non-Competition, Non-Solicitation, and Other Restricted Activities.

Executive expressly acknowledges and agrees that, although the term of his Employment Agreement has expired, the terms, covenants, and conditions of Section 6 (Proprietary Information and Developments), Section 7 (Definitions), and Section 8 (Miscellaneous) of the Employment Agreement will remain in full force and effect.

Further, Executive hereby acknowledges and agrees that: (i) Executive has had access to proprietary documents and information regarding the Company’s and the other JC Companies’ customers, suppliers, financing sources, employees, services, products, methods of operation, sales, and pricing, and the specialized business needs of the Company’s and the other JC Companies’ customers, suppliers, and financing sources, which documents and information are highly confidential; and (ii) the Company’s and the other JC Companies’ relationships with its customers, suppliers, financing sources, and employees are among the Company’s and the other JC Companies’ most important assets and business interests.  Because of these circumstances and in exchange for the Separation Payments, Executive covenants and agrees that Executive shall, for a period beginning with the Separation Date and ending on September 19, 2018 (the “Restrictive Covenants Period”), observe, abide by, and comply with the following separate and independent covenants:

(a)         Neither Executive nor any of his Affiliates shall, without the prior written consent of the Company (which may be withheld in the Company’s sole and absolute discretion), either directly or indirectly, perform services comparable to the services Executive performed for the Company or any other JC Company for any Competing Enterprise (as hereinafter defined), whether as an owner, investor, operator, manager, employee, independent contractor, or otherwise;

(b)         Neither Executive nor any of his Affiliates shall, without the prior written consent of the Company (which may be withheld in the Company’s sole and absolute discretion), either directly or indirectly, associate with any trade or labor union with whom Executive had Material Contact (as hereinafter defined) while employed by the Company or any other JC Company for the purpose of diverting or appropriating any Business of the Company or any other JC Company on behalf of any Competing Enterprise, whether as an owner, investor, operator, manager, employee, independent contractor, or otherwise;

(c)          Neither Executive nor any of his Affiliates shall, without the prior written consent of the Company (which may be withheld in the Company’s sole and absolute discretion), either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, call upon, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, any business from any of the Company’s or any other JC Company’s customers with whom Executive had Material Contact during Executive’s employment with the Company or any other JC Company, for the purpose of providing technology, products, or services of a Competing Enterprise which are competitive with the technology, products, or services of the Company or any other JC Company, or offer any inducement to any of the Company’s or any other JC Company’s customers with whom Executive had Material Contact during Executive’s employment with the Company or any other JC Company to terminate or negatively change such customer’s relationship with the Company or any other JC Company;

(d)         Neither Executive nor any of his Affiliates shall, without the prior written consent of the Company (which may be withheld in the Company’s sole and absolute discretion), either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert, or hire, or attempt to solicit, divert, or hire, any person employed by the Company or any other JC Company, (ii) solicit, encourage, or offer any inducement to any employee of the Company or any other JC Company to leave the employ of the Company or such other JC Company, or (iii) solicit for employment, hire, or engage as an employee or independent contractor, any person who was employed by the Company or any other JC Company at any time during the last twelve (12) months of the term of Executive’s employment with the Company or any other JC Company; and

(e)          Executive shall not publish, utter, broadcast, or otherwise communicate any information, misinformation, comments, opinions, remarks, articles, letters, or any other form of communication, whether written or oral, regardless of its believed truth, which is adverse to, reflects unfavorably upon, or tends to disparage any of the Company, any other JC Company, or their respective Affiliates or the technology, products, services, prospects, or financial condition of the Company, any other JC Company, or their Affiliates, or any equity holder, director, officer, employee, or controlling person of the Company, any other JC Company, or their Affiliates, to any Person (including, without limitation, any of the Company’s or any other JC Company’s customers, prospective customers, suppliers, financing sources, and competitors, and any industry trade group or labor union), provided that communications to Executive’s attorney or spouse and/or compelled testimony under oath being expressly excepted.

5.                                      Works Made for Hire, Assignment of Intellectual Property

(a)         Executive agrees that any and all Inventions made during his employment or the Consulting Term with the Company or any other JC Company are the sole and exclusive property of the Company.  This subsection does not apply to any Invention that: 1) do not involve the use of any of the Company’s Confidential or Trade Secret Information, equipment, supplies, or facilities; 2) are or were developed by Executive entirely on his own time; and 3) does not relate to the Business of the Company.  Executive understands and agrees that all decisions relating to any Inventions or Works Made for Hire are within the Company’s sole discretion and for the Company’s sole benefit.

(b)         Executive agrees that that all creative works for authorship, including graphics, designs, trademarks, service marks, algorithms, computer programs or code, protocols, formulas, photographs, compositions, or other copyrightable material made by or with the assistance of Executive during the period of his employment with the Company or during the Consulting Term are “works made for hire” as that term is defined in the United States Copyright Act.

(c)          Executive agrees to assist the Company, without additional compensation during the Consulting Term and with reasonable compensation thereafter, in every way to secure the Company’s rights, worldwide, in any Inventions and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto, including the execution of any documents necessary to protect the Company’s rights.  Executive also hereby irrevocably designates and appoints the Company through its duly authorized officers and agents, as his agent and attorney in fact, to act for and on his behalf and stead to protect and perfect any and all of the Company’s rights.  Executive also agrees to provide the Company any written records of all Inventions and Works Made for Hire and understands that all such records are and shall remain the sole property of the Company at all times.

6.                                      Definitions. The following capitalized terms are used in this Agreement with the meanings thereafter ascribed:

“Affiliate” means, with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

“Business” means engaging in activities or offering or providing products or services of the type conducted, authorized, offered, or provided by the Company or any JC Company within two (2) years prior to the Separation Date, including, without limitation, the business of transporting or hauling new and used vehicles and/or providing other finished vehicle logistics services for, and providing and selling related services to, customers in the United States of America, Canada, and/or Mexico.

“Competing Enterprise” means any Person, other than any JC Company, of whatever form engaged in the Business.

“Consulting Term” means a one-year period commencing October 1, 2016 and ending October 1, 2017.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Inventions” means inventions, developments, concepts, improvements, designs, discoveries, and inventive ideas, whether or not reduced to practice, patentable or registerable under patent, copyright, trademark, or similar laws, that Executive invented or invents that: 1) are or were invented during his normal working hours or other Company time; 2) are or were related at the time of Invention to the Business of the Company or to the Company’s actual or demonstrably anticipated research and development; 3) are or were invented using the Company’s equipment, facilities, supplies, confidential information or trade secrets; or 4) are or were the result of any work performed by you for the Company.

“Material Contact” with a Person means contact for the purpose of advancing in any manner the Company’s or any other JC Company’s business relationship with such Person.

“Person” means any natural person, firm, partnership, association, corporation, limited liability company, trust, business trust, governmental entity, trade union, or other entity.

7.                                      Confidentiality.

During the Restrictive Covenants Period, Executive shall, and shall cause his Affiliates to, keep all proprietary or confidential information relating to the Company and the other JC Companies and their businesses, services, or activities strictly confidential, and shall not, and shall cause his Affiliates not to, use any of such proprietary or confidential information, except to the extent that: (a) it is necessary or appropriate to disclose such information to a governmental entity having jurisdiction over Executive or any of Executive’s Affiliates from whom disclosure is sought; (b) any requirement of applicable law requires otherwise; or (c) such duty as to confidentiality is waived in writing by the Company (which may be withheld in the Company’s sole and absolute discretion); provided that, with respect to sub clauses (a) and (b), if Executive or any of his Affiliates is required (in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any proprietary or confidential information, then Executive shall notify the Company promptly of the requirement in writing so that the Company may seek an appropriate protective order (at the Company’s expense) or waive compliance with the provisions of this Section 6; and provided further that, the foregoing and following obligations shall not apply to any such information that becomes publicly available other than as a result of a breach of the foregoing obligations or other obligations of Executive to the Company or any other JC Company or a breach by a third party which was under an obligation to the Company or any other JC Company not to disclose such proprietary or confidential information.  If, in the absence of a protective order or the receipt of a waiver hereunder, Executive or any of his Affiliates is, on the advice of his, her, or its outside counsel, required to disclose such information, Executive or such Affiliate may disclose such information; provided that Executive or such Affiliate shall use his, her, or its best efforts to obtain, at the request and expense of the Company, an order or other assurance that confidential treatment will be accorded to such portion of such information required to be disclosed as the Company shall designate and shall disclose only such portions of such information as are required.

8.                                      Consulting.

(a)                                 During the Consulting Term, as defined above, Executive shall serve as an advisor and consultant to the Company and the other JC Companies.  Executive agrees to assist the Company at the request of the Company’s Chief Executive Officer or Chief Financial Officer from time to time.

(b)                                 During the Consulting Term, Executive shall devote such time as necessary to comply with his duties and obligations under this Section 7.

(c)                                  In consideration for Executive’s services during the Consulting Term under this Section 7, the Company shall pay to Executive a sum of One Hundred and Twenty Thousand Dollars ($120,000), (the “Consulting Payment”).  The Consulting Payment shall be made in Twelve (12) monthly payments of Ten Thousand U.S. Dollars ($10,000.00) per month (the “Consulting Monthly Payments”) beginning during October 2016 and continuing until September 2017.  Each Consulting Monthly Payment shall be paid no later than the last day of the month.

(d)                                 During the Consulting Term, the Company will reimburse Executive for reasonable, appropriately documented expenses incurred on behalf of Company during the performance of his responsibilities.

(e)                                  Executive and the Company acknowledge and agree that, during the Consulting Term, Executive shall be considered by both Executive and the Company as an independent contractor and not an employee of the Company. Notwithstanding the foregoing, the Company shall process all Consulting Monthly Payments in accordance with all applicable tax rules and regulations..

9.                                      Miscellaneous Provisions.

(a)                                 If any restriction set forth in Section 4 (Non-Competition, Non-Solicitation, and Other Restricted Activities), Section 5 (Works Made for Hire, Assignment of Intellectual Property), Section 6 (Definitions), or Section 7 (Confidentiality) above is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities, or in too broad a geographic area, then it shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

(b)                                 This Agreement shall be governed by and construed in accordance with the laws of the state of Missouri to the extent not governed by federal law, without giving effect to its choice of law provisions.  Each party hereto irrevocably consents to the exclusive jurisdiction of the federal and state courts located in Kansas City, Missouri for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

(c)                                  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior understandings, whether oral or written.

(d)                                 The terms of this Agreement shall be construed and administered in a manner calculated to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  To the extent a provision of the Agreement fails to address the minimum requirements of Section 409A of the Code and applicable guidance thereunder, the Company may, in its discretion but with Executive’s prior written consent (which consent shall not be unreasonably withheld or delayed), take such steps as it deems reasonable to provide the coverage or benefits provided under the Agreement so as to comply with Section 409A of the Code and the guidance issued thereunder.

(e)                                  If any provision of this Agreement is ever declared unenforceable, void, invalid, or voidable as a result of a claim brought by or on behalf of Executive, then Executive agrees voluntarily to repay to the Company, at the sole option of the Company, all the consideration provided for in this Agreement, notwithstanding any law, regulation, or agency interpretation/opinion to the contrary.

(f)                                   If any provision of this Agreement is ever declared unenforceable, void, invalid, or voidable, then the parties hereto intend that the validity, legality, and enforceability of the remaining provisions of this Agreement shall in no way be affected or impaired and that the remaining provisions of this Agreement shall remain valid and enforceable as written to the maximum extent permitted by law.

(g)                                  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement.  Facsimile copies and photocopies of signatures shall be accepted as originals.

(h)                                 The parties hereto are not relying on any representation or warranty of any other party not contained herein, and, in the event of any dispute concerning this Agreement, the parties hereto shall be considered joint authors and no provision shall be interpreted against any party because of alleged authorship.

(i)                                     Notwithstanding anything in this Agreement to the contrary and in addition to any agreements that Executive has signed with the Company or any other JC Company concerning secrecy, confidentiality, security, new products, ideas, inventions, and confidential data (including, without limitation, the provisions of this Agreement above and the surviving provisions of the Employment Agreement), which agreements shall remain in full force and effect, Executive agrees to return immediately to the Company and shall not take, copy, use, or reveal to any person in any form or manner, any documents or information which any JC Company deems confidential or proprietary, including, but not limited to, commercial strategies, lists of customers or potential customers, financial information, business practices, business and strategic plans, and other similar confidential materials or information.

(j)                                    Except as expressly amended herein or terminated hereby, the terms, covenants, and conditions of Section 6 (Proprietary Information and Developments) of the Employment Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as a sealed instrument to be effective as of the Effective Date.

“Executive”

Dated: October 21, 2016	/s/ Michael S. Testman
Michael S. Testman, an individual

“Company”

Jack Cooper Holdings Corp.

Dated: October 21, 2016	By:	/s/ T. Michael Riggs
T. Michael Riggs, Chief Executive Officer